Exhibit 3.7

Number 503335

Certificate of Incorporation

I hereby certify that

ANCESTRY INFORMATION OPERATIONS COMPANY

is this day incorporated under the Companies Acts 1963 to 2009.

Given under my hand at Dublin, this Tuesday, the 6th day of September, 2011 for Registrar of Companies